Exhibit 10.32
Execution Version
SEPARATION & RELEASE AGREEMENT
This Separation Agreement (“Agreement”) is hereby made as of August 31, 2022 between Terry Hammons (“Executive”) and Sotera Health Company (the “Company”).
WHEREAS, in connection with Executive’s separation of employment with the Company, Executive and the Company desire to enter into this Agreement;
WHEREAS, Executive acknowledges that he knowingly and voluntarily is entering into this Agreement and, that by signing this Agreement, he is receiving payment and/or other consideration from the Company to which he otherwise was not or would not be entitled; and
WHEREAS, the Company, as a part of this Agreement between the parties, does not admit, and specifically denies, any violation of law or any liability to Executive or to anyone else as a result of or growing out of Executive’s relationship and/or employment and/or the separation of employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Separation. Executive’s employment with the Company and any of its Subsidiaries or Affiliates will end effective October 1, 2022 (the “Date of Separation”). Effective as of the Date of Separation, unless otherwise determined by the Company’s Chief Executive Officer, Executive shall be deemed to have resigned from any and all positions, titles, duties, authorities and responsibilities with, arising out of or relating to Executive’s employment with the Company and any of its Subsidiaries or Affiliates, and Executive agrees to execute all documents reasonably requested by the Company to effectuate such resignations. For the period commencing on the date of this Agreement and ending on the Date of Separation (the “Transition Period”), Executive shall remain an employee of the Company and shall assist the Company in transitioning his duties and responsibilities. Notwithstanding the foregoing, the Company may during the Transition Period, in its sole and complete discretion, direct Executive to cease reporting to work and/or performing duties and Executive shall continue to receive Executive’s current compensation and benefits through the remainder of the Transition Period.
2.Severance Benefits.
(a)Subject to Executive’s (a) continued employment with the Company through the Date of Separation, (b) proper and timely execution and delivery of the release agreement attached hereto as Exhibit A (the “Release”) on or after the Date of Separation and such release being in full force and effect and having not been timely revoked in accordance with its terms (the “Release Requirement”) and (c) continued compliance with the restrictive covenants set forth in the Restrictive Covenants Agreement entered into by and between Executive and the Company dated as of November 1, 2021 (the “Restrictive Covenant Agreement”), during the 12 month period following the Date of Separation, the Company shall continue to pay to Executive his annual base salary in effect on the Date of Separation, payable in accordance with the Company's normal payroll practices as in effect on the Date of Separation the (“Separation Payments”). Payment of the Separation Payments shall commence on the sixtieth (60th) day following the Date of Separation (the "Release Date") and the portion of the Separation Payments which would otherwise have been paid during the period between the Date of Separation and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. For the avoidance of doubt, Executive shall be entitled to receive the Separation Payments only so long as Executive has satisfied the Release Requirement prior to the Release Date and has not breached any of the provisions of the Release or the Restrictive Covenant Agreement.
(b)Except (i) as specifically set forth in this Agreement and (ii) for accrued benefits earned and vested as of Executive’s Date of Separation under an employee benefit plan maintained by the Company and governed by the Employee Retirement Income Security Act, including any claim to continued health coverage under COBRA, Executive covenants and agrees that Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company or any of its Subsidiaries or Affiliates, including, without limitation, payments or benefits otherwise payable under any severance plan, program, policies, practices or arrangements of the Company or any of its Subsidiaries or Affiliates.
3.Long-Term Incentive Plan. Executive acknowledges and agrees that (i) Executive is a participant in the Company’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) that the Restricted Stock Units and Stock Options (each as defined in the Omnibus Plan and together the “Equity Awards”) granted to Executive pursuant to the Omnibus Plan on November 11, 2021 and on March 2, 2022 shall be governed by the terms and conditions of the Omnibus Plan and the Award Agreements (as defined in the Omnibus Plan) executed by Executive in connection with such grants, including the terms relating to a termination of Executive’s employment with the Company. For the avoidance of doubt, (i) Executive shall be treated as having been terminated by the Company without “Cause” (as defined in the Offer Letter) for the purposes of determining the treatment of the Equity Awards following the Date of Separation pursuant to the terms of the Omnibus Plan and the Equity Awards and (ii) Executive’s Continuous Service Status (as defined in the Omnibus Plan) shall be deemed to have been terminated effective as of the Date of Separation.
4.Pay-Back Provision. For the avoidance of doubt, Executive shall be treated as having been terminated by the Company without “Cause” for the purposes of the Pay-Back Provision of the Offer Letter.
5.Consulting Role.
(a)Consulting Role. From the Date of Separation through December 31, 2022, unless terminated earlier in accordance with the terms of this Agreement (such period, the “Consulting Period”), the Company wishes to retain Executive, and Executive hereby agrees, to provide consulting services to the Company. Executive may not engage any person in connection with the performance of the Consulting Services other than Executive.
(b)Consulting Services. During the Consulting Period, Executive shall remain available to provide consulting and transition services that may be reasonably requested by the Company in the areas of Executive’s experience and expertise (the “Consulting Services”). It is expected by the parties that Executive will perform the Consulting Services at a level that permanently decreases Executive’s bona fide services to no more than twenty percent (20%) of the average level of bona fide services performed by Executive during the period of his employment with the Company, such that Executive will incur a separation from service (within the meaning of Code Section 409A) on the Date of Separation. During the Consulting Period, Executive may engage in any other business, profession or occupation for compensation or otherwise that does not (x) interfere with his duties to the Company pursuant to the terms of this Agreement or (y) result in a breach of any of the restrictive covenants to which Executive is subject.
(c)Location. During the Consulting Period, Executive shall be reasonably available in person, by telephone, video conference, and/or e-mail, as required to perform the Consulting Services and such Consulting Services shall be performed at such times and at such locations as may be mutually acceptable to the Company and Executive.
(d)Consulting Fee. In consideration of the Consulting Services rendered by Executive under this Agreement, during the Consulting Period, the Company shall pay to Executive a monthly fee (the “Consulting Fee”) in the amount of thirteen thousand five hundred dollars ($13,500), payable no more than one month in arrears. In addition, the Company agrees to reimburse Executive for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by Executive but only to the extent (a) directly related to Executive’s performance of the Consulting Services, (b) incurred in accordance with the Company’s expense reimbursement policies and (c) approved in writing in advance by the Company.
(e)Termination of Consulting Period. The Company or Executive may terminate the Consulting Period at any time with or without reason, pursuant to delivery of written notice to the other party (a “Termination Notice”). Any termination of the Consulting Period, other than a termination on account of Executive’s death shall be communicated by a Termination Notice setting forth the date of termination of the Consulting Period (the “Consulting Termination Date”), which must be at least seven (7) days following the date of delivery of the Termination Notice, provided that the Company may accelerate the Consulting Termination Date to any date following delivery of the Termination Notice by Executive and that the parties may otherwise agree on a different date.
(f)Effect of Termination. Upon termination of the Consulting Period, within thirty (30) days after the Consulting Termination Date, the Company shall pay Executive any unpaid portions of the Consulting Fee accrued prior to the Consulting Termination Date and business expense reimbursements as of the Consulting Termination Date, following which the Company’s obligations to pay the Consulting Fee shall immediately cease. Notwithstanding the foregoing, in the event the Company terminates the Consulting Period for any reason other than for Cause, Executive shall be paid the difference between forty thousand five hundred dollars ($40,500) and any portion of the Consulting Fee paid prior to the Consulting Termination Date as soon as reasonably practicable following the Consulting Termination Date.
(g)Independent Contractor Relationship; Limitation on Authority. During the Consulting Period, Executive shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Executive and the Company (or any of its Affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, Executive (a) shall have no authority (and shall not hold itself out as having authority) to represent, bind or act on behalf or in the name of the Company or any of its Affiliates, and (b) shall not make any agreements or representations on behalf of the Company or any of its Affiliates. For the avoidance of doubt, except for any claim to continued health coverage under COBRA, during the Consulting Period, Executive will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its Affiliates to its employees. Neither the Company nor any of its Affiliates shall be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes on behalf of Executive with respect to the Consulting Fee, or making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on behalf of Executive during the Consulting Period. Executive shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.
(h)Taxes and Withholding. Except as otherwise required by applicable law, the Company will not make any withholdings or deductions, and will issue Executive an IRS Form 1099, with respect to any Consulting Fee and Executive will be responsible for all taxes with respect to the Consulting Fee. Except as otherwise provided herein, the Company shall be entitled to set-off against and deduct from any amount payable to Executive hereunder any amount which it in good faith considers to be due to the Company or any of its Affiliates under the terms of this Agreement or any other agreement involving the parties or their respective Affiliates.
6.Miscellaneous.
(a)Tax Withholding. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to any payments to Executive from the Company or any of its Affiliates or Executive’s ownership interest in the Company.
(b)Code Section 409A.
(i)The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. For purposes of compliance with Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year and (iv) Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(ii)Notwithstanding anything in this Agreement to the contrary, payments under Section 2 of this Agreement shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A.
(iii)Notwithstanding any provision herein to the contrary, if Executive is deemed by the Company at the time of the Date of Separation to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the Date of Separation or (ii) the date of Executive's death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive's estate or beneficiaries), and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iv)Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c)Executive’s Cooperation. Following the Date of Separation, Executive shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). Executive’s availability shall be subject to his other employment and/or business obligations and the Company shall reimburse Executive for reasonable travel and other out of pocket expenses (including lodging and meals, upon submission of receipts) and shall compensate Executive at an hourly rate consistent with his annual base salary in effect on the Date of Separation.
(d)Complete Agreement. The terms contained in this Agreement, the Restrictive Covenant Agreement and the Release constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, but not limited to, the Offer Letter entered into by and between Executive and the Company dated August 18, 2021 (the “Offer Letter”) and any employment, severance, bonus or similar agreements with the Company or any of its Subsidiaries or Affiliates.
(e)No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(f)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(g)Choice of Law. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(h)Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement or the termination of Executive’s employment shall be settled exclusively by arbitration as provided in Section 8(H) of the Restrictive Covenant Agreement.
(i)Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(j)Amendment; Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and Executive and their respective successors and assigns. Neither the Company nor the Executive may assign their rights or obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of Executive in connection with a corporate reorganization, restructuring, sale, merger or other similar event. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(k)Representations and Acknowledgements.
(i)Executive represents and warrants that (A) he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein or in the other agreements referred to herein, and has entered into this Agreement freely based on his own judgment, (B) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, judgment or decree applicable to Executive and by which he is bound, and upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of Executive, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (C) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is bound.
(ii)The Company represents and warrants that (A) the Company is fully authorized to enter into this Agreement and to discharge the obligations set forth in it, (B) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, judgment or decree applicable to the Company and by which it is bound and (C) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(l)Definitions.
(i)“Affiliate” means with respect to any particular Person, any Person controlling, controlled by or under common control with such Person or an Affiliate of such Person.
(ii)“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
(iii)“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
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AGREED TO AND ACCEPTED BY:
Executive	SOTERA HEALTH COMPANY
/s/ Terry Hammons	/s/ Michael B. Petras, Jr.

Date: September 1, 2022	Name: Michael B. Petras, Jr.
Title: Chairman and Chief Executive Officer

EXHIBIT A
GENERAL RELEASE
I, Terry Hammons, in consideration of and subject to the performance by Sotera Health Company (together with its Subsidiaries (as defined in the Agreement), the “Company”), of its obligations under the Separation and Release Agreement dated as of August 31, (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and each its respective Affiliates (as defined in the Agreement), and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and each of its respective Affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.I understand that any payments or benefits paid or granted to me under Section 2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of my employment with the Company.
2.I acknowledge and agree that pursuant to the terms of the Company’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”) and the award agreements granting Restricted Stock Units and Stock Options (each as defined in the Omnibus Plan) to me on November 11, 2021 and on March 2, 2022, on the Date of Separation (as defined in the Agreement) I shall forfeit and have no further right to 31,257 Restricted Stock Units and 95,147 Stock Options.
3.Except as provided in Section 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, beneficiaries, personal representatives, executors, administrators, successors and assigns) release, waive and forever discharge the Company and the other Released Parties from any and all claims, suits, rights, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, beneficiaries, personal representatives, executors, administrators, successors or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act of 1993; the False Claims Act; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the Labor Management Relations Act; the Labor Management Reporting and Disclosure Act; any applicable Executive Order Programs; the Fair Labor Standards Act; all amendments to such Acts or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for constructive or wrongfuldischarge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, debts, sums of money, wages, salary, severance pay, vacation pay, sick pay, losses, penalties, damages, including damages for pain and suffering and emotional harm, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing are collectively referred to herein as the “Claims”). I acknowledge that I am releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and any other legally protected categories. I further acknowledge and agree that the existence of this Agreement shall be a valid, lawful, nondiscriminatory and non-retaliatory basis for the rejection of any future application by me to work for or render services to the Company or any of its Affiliates.
4.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 3 above. I further represent and warrant to the Company that I shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by me or any third party of a proceeding or Claim against the Company based upon or relating to any Claim released by me in this Agreement, unless expressly allowed by Section 5. If any court has or assumes jurisdiction of any action against the Company or any of its affiliates on my behalf, I will request that court to withdraw from or dismiss the matter with prejudice.
5.I agree that this General Release does not waive or release any Claims (i) challenging that my waiver of any and all claims under the Age Discrimination in Employment Act of 1967 pursuant to this General Release is a knowing and voluntary waiver, (ii) to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that I do release my right to secure any damages for alleged discriminatory treatment, (iii) for accrued benefits earned and vested as of my separation from employment under an employee benefit plan maintained by any Released Party and governed by the Employee Retirement Income Security Act, including any claim to continued health coverage under COBRA and (iv) that cannot be released as a matter of law.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in Section 3 above as of the execution of this General Release and that I have not filed, directly or indirectly, caused or permitted to be filed any pending proceeding (nor have I lodged a complaint with any governmental or quasi-governmental authority) against the Company in any forum, nor have I agreed to do any of the foregoing. I further represent and warrant that I am not aware of or have already fully disclosed in writing to a member of the Company’s legal department (other than the Company's General Counsel) any information that could give rise to a claim or cause of action by me or any other person or entity against the Company and the other Released Parties, including without limitation any knowledge of fraud or suspected fraud, overpayments or suspected overpayments, false or misleading statements or suspected false or misleading statements, improper or erroneous financial reporting, violations or suspected violations of any law or regulation, or other irregularities, or any violations of Company policies, procedures, or the Company’s Global Code of Conduct.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
8.Except as prohibited by applicable law, I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.
9.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
10.Notwithstanding anything herein to the contrary, nothing in this General Release shall (i) prohibit me from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal or state law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in provision (i). I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
11.Notwithstanding anything herein to the contrary, nothing in this General Release shall preclude me from filing a charge or participating in any manner in an investigation, hearing or proceeding before any federal, state, or local government agency or assisting or having assisted others in doing so but I hereby waive, to the extent permitted by law, any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding filed by me or by anyone else on my behalf.
12.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self-regulatory organization, or any governmental entity.
13.I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
14.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
15.I agree and acknowledge that this General Release shall be governed by Delaware law. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)I HAVE READ IT CAREFULLY;
(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON          ,          TO CONSIDER IT, AND THE CHANGES MADE SINCE THE          ,          VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
(vi)THE CHANGES TO THE AGREEMENT SINCE          ,          EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.
(vii)I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(viii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date: October 1, 2022	/s/ Terry Hammons
Terry Hammons